Exhibit 4.2

NATIONAL COMMERCE CORPORATION

2017 EQUITY Incentive Plan

ARTICLE 1
INTRODUCTION

Section 1.1     Purpose, Effective Date and Term. The purpose of this National Commerce Corporation 2017 Equity Incentive Plan (this “Plan”) is to promote the long-term financial success of National Commerce Corporation (the “Company”) and its Subsidiaries by providing a means to attract, retain, and reward individuals who can and do contribute to such success, and to further align their interests with those of the Shareholders. The “Effective Date” of the Plan is May 23, 2017, the date of the approval of the Plan by the Shareholders. The Plan shall remain in effect as long as any Awards are outstanding; provided, however, that no Awards may be granted after the tenth (10th) anniversary of the Effective Date.

Section 1.2    Participation. Each Employee and Director of the Company or a Subsidiary who is granted and holds an Award in accordance with the provisions of the Plan shall be a “Participant” in the Plan. Award recipients shall be limited to Employees and Directors of the Company and its Subsidiaries; provided, however, that an Award (other than an Incentive Stock Option) may be granted to an individual prior to the date on which he or she first performs services as an Employee or Director, provided that such Award does not become vested or exercisable prior to the first (1st) anniversary of the date on which such individual commences such services.

Section 1.3     Definitions. Capitalized terms used in the Plan but not previously defined shall have the respective meanings ascribed to them in Article 8.

ARTICLE 2
AWARDS

Section 2.1     General. Any Award may be granted singularly, in combination with another Award (or Awards), or in tandem whereby the exercise or vesting of one Award held by a Participant cancels another Award held by the Participant. Each Award shall be subject to the provisions of this Plan and such additional provisions as the Committee may provide with respect to such Award and as may be evidenced in the Award Agreement. Subject to the provisions of Section 3.4(b), an Award may be granted as an alternative to or replacement of an existing award under the Plan, any other plan of the Company or a Subsidiary or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or a Subsidiary, including the plan of any entity acquired by the Company or a Subsidiary. The types of Awards that may be granted include the following:

(a)     Stock Options. A stock option represents the right to purchase Shares at an exercise price established by the Committee, which shall be not less than 100% of the Fair Market Value on the grant date (or, if greater, the par value of a Share); provided, however, that the exercise price of an Incentive Stock Option shall not be less than 110% of the Fair Market Value on the grant date in the case of a Ten Percent Shareholder; and provided further, that, to the extent permitted under Code Section 409A, and subject to Section 3.4(b), the exercise price may be higher or lower in the case of stock options granted in replacement of existing awards held by an Employee or Director that were granted by an acquired entity. Any stock option may be either an Incentive Stock Option or a Nonqualified Stock Option. No Incentive Stock Options may be granted (i) after the tenth (10th) anniversary of the Effective Date or (ii) to a Person that is not an Employee. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds $100,000, the stock options or portions thereof that exceed such limit shall be treated as Nonqualified Stock Options. Unless otherwise specifically provided by the Award Agreement, any stock option granted under the Plan shall be a Nonqualified Stock Option. All or a portion of any Incentive Stock Option granted under the Plan that does not qualify as an Incentive Stock Option for any reason shall be deemed to be a Nonqualified Stock Option. In addition, any Incentive Stock Option granted under the Plan may be unilaterally modified by the Committee to disqualify such stock option from Incentive Stock Option treatment such that it shall become a Nonqualified Stock Option.

(b)     Stock Appreciation Rights. A stock appreciation right (an “SAR”) is a right to receive, in cash, Shares or a combination of both (as shall be reflected in the respective Award Agreement), an amount equal to or based upon the excess of (i) the Fair Market Value at the time of exercise of the SAR over (ii) an exercise price established by the Committee, which exercise price shall be not less than 100% of the Fair Market Value on the grant date (or, if greater, the par value of a Share); provided, however, that, to the extent permitted under Code Section 409A, and subject to Section 3.4(b), the exercise price may be higher or lower in the case of SARs granted in replacement of existing awards held by an Employee or Director that were granted by an acquired entity.

(c)     Stock Awards. A stock award is a grant of Shares or a right to receive Shares (or their cash equivalent or a combination of both, as shall be reflected in the applicable Award Agreement) in the future, excluding Awards designated as stock options, SARs or cash incentive awards by the Committee. Such Awards may include bonus shares, performance shares, performance units, restricted stock, restricted stock units or any other equity-based Award as determined by the Committee.

Section 2.2     Exercise of Stock Options and SARs. A stock option or SAR shall be exercisable in accordance with such provisions as may be established by the Committee; provided, however, that a stock option or SAR shall expire no later than ten (10) years after its grant date (or five years in the case of an Incentive Stock Option with respect to a Ten Percent Shareholder). The exercise price of each stock option and SAR shall be the exercise price set forth in the applicable Award Agreement. The payment of the exercise price of a stock option shall be made in cash or, subject to limitations imposed by applicable law, by any of the following means unless otherwise determined by the Committee from time to time: (a) by tendering, either actually or by attestation, Shares acceptable to the Committee and valued at Fair Market Value as of the date of exercise; (b) by irrevocably authorizing a third party, acceptable to the Committee, to sell Shares acquired upon exercise of the stock option and to remit to the Company no later than the third business day following exercise of a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; (c) by payment through a net exercise such that, without the payment of any funds, the Participant may exercise the option and receive the net number of Shares equal in value to (i) the number of Shares as to which the option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value on the date of exercise less the exercise price, and the denominator of which is such Fair Market Value (with the number of net Shares to be received rounded down to the nearest whole number of Shares); (d) by personal, certified or cashiers’ check; (e) by other property deemed acceptable by the Committee; or (f) by any combination thereof.

Section 2.3    Performance-Based Compensation. Any Award that is intended to be Performance-Based Compensation shall be conditioned on the achievement of one or more objective performance measures, to the extent required by Code Section 162(m), as may be determined by the Committee. The grant of any Award and the establishment of performance measures that are intended to be Performance-Based Compensation shall occur during the period required under Code Section 162(m).

(a)      Performance Measures. The performance measures described in this Section 2.3 may be based on any one or more of the following, including, without limitation, increases or decreases in the applicable measures: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and earnings per share, each as may be defined by the Committee); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets, each as may be defined by the Committee); “Texas ratio”; expense ratio; efficiency ratio; increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income or net income; net income margin; interest income margins; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; assets per employee; charge-offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; customer retention or growth; employee retention or growth; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Performance measures may be based on the performance of the Company as a whole or of any one or more Subsidiaries, business units or financial reporting segments of the Company or a Subsidiary, or any combination thereof, and may be measured relative to a peer group, an index or a business plan.

(b)      Partial Achievement. An Award may provide that partial achievement of the performance measures may result in payment or vesting based upon the degree of achievement. In addition, partial achievement of performance measures shall apply toward a Participant’s individual limitations as set forth in Section 3.3.

(c)      Extraordinary Items. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report: (i) extraordinary, unusual or nonrecurring items of gain or loss, including non-cash refinancing charges; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; (iv) mergers or acquisitions; and (v) such other items permitted from time to time under Code Section 162(m). To the extent not specifically excluded, such effects shall be included in any applicable performance measure.

(d)      Adjustments. Pursuant to this Section 2.3, in certain circumstances, the Committee may adjust performance measures; provided, however, that no adjustment may be made with respect to an Award that is intended to be Performance-Based Compensation, except to the extent that the Committee exercises negative discretion as permitted under Code Section 162(m). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or a Subsidiary conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may (i) adjust, change or eliminate the performance measures or change the applicable performance period or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.

Section 2.4     Dividends and Dividend Equivalents. Any Award Agreement may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award; provided, however, that any such dividend payments or dividend equivalent payments with respect to Shares underlying an Award that is not yet vested or is subject to other restrictions shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends, subject to a withholding rate and such other terms as may be determined by the Committee. The dividend payments or dividend equivalent payments so withheld by the Committee and attributable to any particular Shares (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in the form of Shares having a Fair Market Value equal to the amount of such dividends or dividend equivalents, if applicable, upon the vesting of, or release of restrictions on, the Shares underlying the Award and, if such Shares are forfeited, then the Participant shall have no right to such dividends or dividend equivalents. Any dividend equivalent paid hereunder shall comply in all respects with Code Section 409A.

Section 2.5     Forfeiture of Awards.   Unless specifically provided to the contrary in an Award Agreement, upon notification of Termination of Service for Cause, any outstanding Award held by a Participant shall terminate and be forfeited immediately to the extent that it has not yet vested, and the Participant shall have no further rights thereunder.

Section 2.6     Minimum Vesting Period. Notwithstanding any other provision of this Plan to the contrary, all Awards granted under the Plan, including, without limitation, Awards conditioned on the completion of a specified period of service with the Company or its Subsidiaries or on the achievement of performance measures or other performance objectives, shall vest no earlier than the first (1st) anniversary of the date on which the Award is granted.

Section 2.7     Deferred Compensation. The Plan is, and all Awards are, intended to be exempt from (or, in the alternative, to comply with) Code Section 409A, and each shall be construed, interpreted and administered accordingly. The Company does not guarantee that any benefits that may be provided under the Plan will satisfy all applicable provisions of Code Section 409A. If any Award would be considered “deferred compensation” under Code Section 409A, the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the applicable Award Agreement, without the consent of the Participant, to avoid the application of, or to maintain compliance with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.7 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award shall be deemed to constitute the Participant’s acknowledgment of, and consent to, the rights of the Committee under this Section 2.7, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of the Plan or pursuant to an Award Agreement shall not be applicable to an Award that is determined to constitute deferred compensation, if such discretionary authority would contravene Code Section 409A. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such recipient in connection with an Award (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its Subsidiaries shall be liable for any such taxes or penalties or have any obligation to indemnify or otherwise hold such Participant harmless from any or all such taxes or penalties.

ARTICLE 3
SHARES SUBJECT TO PLAN

Section 3.1      Available Shares. The Shares with respect to which Awards may be granted shall be Shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including Shares purchased in the open market or in private transactions.

Section 3.2      Share Limitations.

(a)      Subject to the following provisions of this Section 3.2, the maximum number of Shares that may be delivered under the Plan shall be 750,000 Shares (all of which may be granted as Incentive Stock Options and all of which may be granted as full value awards). The maximum number of Shares available for delivery under the Plan (including the number that may be granted as Incentive Stock Options) and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 3.4(a). Following the Effective Date, no new awards will be granted from the Prior Plan.

(b)     To the extent that any Shares covered by an Award under the Plan are not delivered to a Participant or beneficiary for any reason, including as a result of the Award being forfeited (including unvested stock awards), canceled, or settled in cash, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan and shall again become eligible for delivery under the Plan. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (i) tendered or withheld in payment of the exercise price of a stock option, (ii) delivered or withheld by the Company to satisfy any tax withholding obligation, or (iii) covered by a SAR that is settled in Shares or any other type of Award pursuant to which Shares are not issued upon the settlement of the Award.

Section 3.3      Limitations on Grants to Individuals. The following limitations shall apply with respect to Awards:

(a)      Stock Options and SARs. The maximum number of Shares that may be subject to stock options or SARs granted to any one Participant during any calendar year that are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be 50,000. For purposes of this Section 3.3(a), if a stock option is granted in tandem with a SAR, such that the exercise of the option or SAR with respect to a Share cancels the tandem SAR or option right, respectively, with respect to such Share, then the tandem option and SAR rights with respect to each Share shall be counted as covering one Share for purposes of applying the limitations of this Section 3.3(a).

(b)      Stock Awards. The maximum number of Shares that may be subject to stock awards that are granted to any one Participant during any calendar year and are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be 50,000.

(c)      Stock Awards Settled in Cash. The maximum dollar amount that may be payable to any one Participant pursuant to cash-settled stock awards that are granted to any one Participant during any calendar year and are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be $5,000,000.

(d)      Dividends, Dividend Equivalents and Earnings. For purposes of determining whether an Award is intended to be qualified as Performance-Based Compensation under the foregoing limitations of this Section 3.3, (i) the right to receive dividends and dividend equivalents with respect to any Award that is not yet vested shall be treated as a separate Award, and (ii) if the delivery of any Shares or cash under an Award is deferred, then any earnings, including dividends and dividend equivalents, shall be disregarded.

(e)      Partial Performance. Notwithstanding the preceding provisions of this Section 3.3, if, in respect of any performance period or restriction period, the Committee grants Awards to a Participant having an aggregate dollar value and/or number of Shares less than the maximum dollar value and/or number of Shares that could be paid or awarded to such Participant based on the degree to which the relevant performance measures were attained, then the excess of such maximum dollar value and/or number of Shares over the aggregate dollar value and/or number of Shares actually subject to Awards granted to such Participant shall be carried forward and shall increase the maximum dollar value and/or the number of Shares that may be awarded to such Participant in respect of the next performance period or restriction period in respect of which the Committee grants to such Participant an Award intended to qualify as Performance-Based Compensation, subject to adjustment pursuant to Section 3.4.

(f)       Director Awards. Notwithstanding the preceding provisions of this Section 3.3:

(i)      the maximum number of Shares that may be subject to stock options or SARs granted to any one Director during any calendar year shall be 5,000; and

(ii)      the maximum number of Shares that may be subject to stock awards that are granted to any one Director during any calendar year shall be 5,000.

For the sake of clarity, the foregoing limitations shall not apply to cash-based director fees that the Director elects to receive in the form of Shares or Share-based units equal in value to the cash-based director fee.

Section 3.4      Corporate Transactions; No Repricing.

(a)      Adjustments. To the extent permitted under Code Section 409A (or as needed to maintain an exemption from Code Section 409A), and to the extent applicable, in the event of a corporate transaction involving the Company or the Shares (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), all outstanding Awards, the number of Shares available for delivery under the Plan under Section 3.2 and each of the specified limitations set forth in Section 3.3 shall be adjusted automatically to proportionately and uniformly reflect such transaction (but only to the extent that such adjustment will not negatively affect the status of an Award intended to qualify as Performance-Based Compensation, if applicable); provided, however, that, subject to Section 3.4(b), the Committee may otherwise adjust Awards (or prevent such automatic adjustment) as it deems necessary, in its sole discretion, to preserve the benefits or potential benefits of the Awards and the Plan. Action by the Committee under this Section 3.4(a) may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding stock options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include (A) replacement of an Award with another award that the Committee determines has comparable value and that is based on stock of a company resulting from a corporate transaction, and (B) cancellation of an Award in return for cash payment of the current value of the Award, determined as though the Award were fully vested at the time of payment, provided that in the case of a stock option or SAR, the amount of such payment shall be the excess of the value of the stock subject to the option or SAR at the time of the transaction over the exercise price, and provided, further, that no such payment shall be required in consideration for the cancellation of the Award if the exercise price is greater than the value of the stock at the time of such corporate transaction).

(b)      No Repricing. Notwithstanding any provision of the Plan to the contrary, no adjustment or reduction of the exercise price of any outstanding stock option or SAR in the event of a decline in Stock price shall be permitted without approval by the Shareholders or as otherwise expressly provided under Section 3.4(a). The foregoing prohibition includes (i) reducing the exercise price of outstanding stock options or SARs; (ii) cancelling outstanding stock options or SARs in connection with the granting of stock options or SARs with a lower exercise price to the same individual; (iii) cancelling stock options or SARs with an exercise price in excess of the current Fair Market Value in exchange for a cash payment or other Award(s); and (iv) taking any other action that would be treated as a repricing of a stock option or SAR under the rules of the primary securities exchange or similar entity on which the Shares are listed.

Section 3.5      Delivery of Shares. Delivery of Shares or other amounts under the Plan shall be subject to the following:

(a)      Compliance with Applicable Laws. Notwithstanding any provision of the Plan to the contrary, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)      No Certificates Required. To the extent that the Plan provides for the delivery of Shares, the delivery may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

ARTICLE 4
CHANGE IN CONTROL

Section 4.1     Effect of Change in Control. Subject to the provisions of Section 3.4 relating to the adjustment of shares and to any forfeiture and expiration provisions otherwise applicable to an Award, and notwithstanding any provision of the Plan to the contrary, the following provisions shall apply in connection with a Change in Control.

(a)     In the event of a Participant’s Termination of Service without Cause or for Good Reason during the 12-month period following a Change in Control, notwithstanding any provision of any applicable Award Agreement to the contrary, all stock options and SARs shall become immediately exercisable with respect to 100% of the shares subject to such stock options or SARs, and all stock awards under the Plan then held by the Participant shall become fully earned and vested immediately as of the date of the Participant’s Termination of Service.

(b)     Notwithstanding the foregoing, with respect to any Award that is intended to be Performance-Based Compensation, in the event of a Change in Control, any incomplete performance period in respect of such Award in effect on the date on which the Change in Control occurs shall end on the date of such Change in Control, and the Committee shall, with respect to each such Award, (i) determine the extent to which performance goals have been achieved with respect to the partial performance period based on such audited or unaudited financial information as the Committee deems relevant, (ii) assume for purposes of the settlement of such Award that the level of achievement for the partial period has been achieved for the entire performance period; provided, however, that if the actual level of achievement is less than the “target” level set forth in the applicable Award Agreement, then the “target” level shall be assumed, and (iii) no later than thirty (30) days following such Change in Control, cause to be paid to the applicable Participant the number of Shares specified by the Award Agreement with respect to the assumed level of attainment of the performance goals for the entire performance period.

(c)     To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) and (b) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the Shares subject to their Awards.

Section 4.2     Discretionary Action by Committee. Without limiting Section 4.1, in the event of a Change in Control, the Committee may, in its discretion and upon at least 10 days’ advance notice to the affected Person, cancel any outstanding Award and, no later than thirty (30) days following such Change in Control, pay to the holder thereof, in cash or stock, or any combination thereof, the value of such Award based upon the price per Share received or to be received by other Shareholders in the Change in Control event. In the case of any stock option or SAR with an exercise price that equals or exceeds the price paid per Share in connection with the Change in Control, the Committee may cancel the Option or SAR without the payment of consideration therefor.

ARTICLE 5

COMMITTEE

Section 5.1     Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with this Article 5. From the effective date of this Plan until another Committee is selected through a duly adopted resolution of the Board, the Committee shall be the Compensation Committee of the Board; provided, that any other Committee selected by the Board shall consist of two or more members of the Board, each of whom is a “non-employee director” (within the meaning of Rule 16b-3 promulgated under the Exchange Act), an “outside director” (within the meaning of Code Section 162(m)) and an “independent director” (within the meaning of the rules of the securities exchange on which the Stock is traded), in each case to the extent required by the Exchange Act, Code Section 162(m), or the applicable rules of the securities exchange, respectively. Subject to the applicable rules of any securities exchange or similar entity, if the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

Section 5.2     Powers of Committee. The Committee’s administration of the Plan shall be subject to applicable banking laws and regulations, including restrictions on “golden parachute payments” under 12 C.F.R Part 359, as well as the other provisions of the Plan and the following:

(a)      The Committee shall have the authority and discretion to (i) select from among the Employees and Directors those Persons who shall receive Awards; (ii) determine the time or times of receipt of Awards; (iii) determine the types of Awards and the number of Shares covered by the Awards; (iv) establish the terms, limitations, restrictions and conditions of Awards, including, without limitation, providing for the settlement of Awards in the form of cash or Shares; (v) cancel or suspend Awards; (vi) subject to the requirements of Sections 2.6 and 4.2, modify any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid with respect to a performance period; and (viii) for any purpose, including, but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

(b)      In the event that the Committee determines that it is advisable to grant Awards that do not qualify for the exception for Performance-Based Compensation from the tax deductibility limitations of Code Section 162(m), the Committee may grant such Awards without satisfying the requirements of Code Section 162(m).

(c)      The Committee shall have the authority and discretion to interpret the Plan, to define terms not otherwise defined in the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)      The Committee’s determinations under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(e)      Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be in the Committee’s sole and absolute discretion and shall be final and binding on all Persons concerned, including the Company, its Shareholders, any Participants, Employees or Directors and their respective successors in interest.

(f)      In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the certificate of incorporation and bylaws of the Company and to all applicable law.

Section 5.3      Delegation by Committee.

(a)     To the extent permitted by applicable law, the applicable rules of any securities exchange or similar entity or the Plan or the charter of the Committee, or as necessary to comply with the exemptive provisions of Rule 16b-3 of the Exchange Act or of Code Section 162(m), the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers under the Plan to any Person or Persons selected by it. The acts of such delegates shall be treated under the Plan as acts of the Committee, and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards granted. Any such allocation or delegation may be revoked by the Committee at any time.

(b)     Without limiting the general terms of Section 5.3(a), subject to applicable law, the Committee, in its discretion, may delegate to the chief executive officer of the Company all or part of the Committee’s authority and duties with respect to the granting of Awards to persons other than the chairman, the president, and the chief executive officer of the Company, any other officer of the Company or any Subsidiary (as determined under Rule 16b-3 of the Exchange Act), and any director of the Company. Any such delegation by the Committee shall include a limitation as to the amount or value of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of any applicable exercise price and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

Section 5.4     Information to be Furnished to Committee. As may be permitted by applicable law, the Company and each Subsidiary shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties under the Plan. The records of the Company and each Subsidiary as to an Employee’s or other Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive with respect to all Persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other Persons entitled to benefits under the Plan shall furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5     Expenses and Liabilities. All expenses and liabilities incurred by the Committee in the administration and interpretation of the Plan or any Award Agreement shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other Persons in connection with the administration and interpretation of the Plan, and the Company and its officers and Directors shall be entitled to rely upon the advice, opinions and valuations of any such Persons.

ARTICLE 6
AMENDMENT AND TERMINATION

Section 6.1     General. To the extent permitted by law, the Board may amend or terminate the Plan and amend any Award Agreement at any time; provided, however, that no amendment or termination may (except as provided in Section 2.7, Section 3.4 and Section 6.2), in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), impair the rights of any Participant or beneficiary under any Award granted prior to the date on which such amendment or termination is adopted by the Board; and provided, further, that no amendment may materially (a) increase the benefits accruing to Participants under the Plan, (b) increase the aggregate number of securities that may be delivered under the Plan other than pursuant to Section 3.4, or (c) modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) immediately above is approved by the Shareholders.

Section 6.2     Amendment to Conform to Law. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as the Committee deems necessary or advisable for the purpose of conforming the Plan or the Award Agreement to any applicable law. By accepting an Award, the Participant shall be deemed to have acknowledged and consented to any amendment to an Award made pursuant to this Section 6.2, Section 2.7 or Section 3.4 without further consideration or action.

ARTICLE 7
GENERAL TERMS

Section 7.1      No Implied Rights.

(a)      No Rights to Specific Assets. This Plan is intended to constitute an “unfunded” plan. No Person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary, including any specific funds, assets, or other property that the Company or a Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, distributable in accordance with the provisions of the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan or an Award Agreement shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to provide any benefits to any Person.

(b)      No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant shall not give any Person the right to be retained in the service of the Company or a Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the Plan. No individual shall have the right to be selected to receive an Award, or, having been so selected, to receive a future Award.

(c)     No Rights as a Shareholder. Except as otherwise provided in the Plan, no Award shall confer upon the holder thereof any rights as a Shareholder prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2     Transferability. Except as otherwise provided by the Committee, and in any event in the case of an Incentive Stock Option or SAR granted with respect to an Incentive Stock Option, Awards are not transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. The Committee shall have the discretion to permit the transfer of Awards; provided, however, that such transfers shall be limited to immediate family members of Participants, trusts, partnerships, limited liability companies and other entities that are permitted to exercise rights under Awards in accordance with Form S-8 established for the primary benefit of such family members; and provided, further, that such transfers shall not be made for value to the Participant.

Section 7.3     Designation of Beneficiaries. A Participant hereunder may file with the Company a designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or amend any such designation. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, then the Committee may determine to recognize only the legal representative of the Participant, in which case the Company, the Committee and the members thereof shall not have any further liability to anyone. In the event that the Participant fails to designate a beneficiary, the default beneficiary shall be the Participant’s spouse, if the Participant is married, or if the Participant is not married, then the Participant’s estate.

Section 7.4     Non-Exclusivity. Neither the adoption of the Plan by the Board nor the submission of the Plan to the Shareholders for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including the granting of restricted stock, stock options or other equity awards otherwise than under the Plan or an arrangement that is or is not intended to qualify as Performance-Based Compensation under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5     Award Agreement. Each Award shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be made available to the Participant, and the Committee may require that the Participant sign a copy of the Award Agreement.

Section 7.6     Form and Time of Elections. Unless otherwise specified in the Plan, each election required or permitted to be made by any Participant or other Person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such terms or conditions, not inconsistent with the provisions of the Plan, as the Committee may require.

Section 7.7     Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the Person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.8     Tax Withholding. All distributions under the Plan shall be subject to withholding of all applicable taxes, and the Committee may condition the delivery of any Shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant; (b) through the surrender of Shares that the Participant already owns or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction.

Section 7.9     Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, including, without limitation, any successor resulting from the merger, consolidation or other reorganization of the Company or succeeding to all or substantially all of the assets and business of the Company and its Subsidiaries, taken as a whole.

Section 7.10    Limited Liability; Indemnification. To the fullest extent permitted by law, (a) no member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder, and (b) each Person who is or shall have been a member of the Committee or the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an Employee of the Company shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her (provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf), unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 7.11    No Fractional Shares. Unless otherwise permitted by the Committee, no fractional Shares shall be delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Shares or other property shall be delivered or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated. For the avoidance of doubt, the foregoing provision shall not limit or otherwise affect the ability of the Company to maintain its internal records in a manner that reflects fractional Shares as due and owing to a Participant at any given time, including, without limitation, fractional Shares owed under any deferral of compensation plan as may be in effect from time to time.

Section 7.12   Governing Law. The Plan, all Awards, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 7.13   Benefits Under Other Plans. Except as otherwise provided by the Committee or as provided pursuant to the applicable Plan document, Awards granted to a Participant (including the grant and the receipt of benefits) shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any qualified retirement plan, nonqualified plan and any other benefit plan maintained by the Participant’s employer.

Section 7.14    Validity. To the extent that any provision of the Plan is determined to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in the Plan.

Section 7.15    Notice. Unless provided otherwise in an Award Agreement or policy adopted from time to time by the Committee, all communications to the Company provided for in the Plan or any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the Company at its main corporate office. Such communications shall be deemed given (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; and (b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any communication be deemed to be given later than the date on which it is actually received. In the event that a communication is not received, it shall be deemed received only upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service provider. Communications that are to be delivered by U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s senior human resources officer and corporate secretary.

Section 7.16    Clawback Policy. Any Award, amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with any applicable Company clawback policy (the “Clawback Policy”) or any applicable law, and to the extent applicable, Code Section 409A. A Participant’s receipt of an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (i) the Clawback Policy and any similar policy established by the Company that may apply to the Participant, whether adopted prior to or following the making of any Award; and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action. Without limiting the foregoing, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, then any grantee of an Award who is included among the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

ARTICLE 8
DEFINED TERMS; CONSTRUCTION

Section 8.1     Definitions. In addition to the other definitions contained in the Plan, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

(a)      “Award” means any right or award granted under the Plan.

(b)      “Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan, which (i) may, in the discretion of the Committee, be transmitted electronically to any Participant; (ii) may or may not require the signature of a Participant; and (iii) shall be subject to the terms and conditions of the Plan.

(c)      “Board” means the Board of Directors of the Company.

(d)      “Cause” means (i) if the Participant is subject to an employment agreement or other similar agreement with the Company or a Subsidiary that provides a definition of termination for “cause” (or the like), then, for purposes of the Plan, “Cause” shall have the definition set forth in such agreement; or (ii) in the absence of such an agreement or definition, “Cause” shall mean (A) the Participant’s material breach of any written agreement between the Participant and the Company or a Subsidiary; (B) any act or omission by the Participant that is injurious to the Company or a Subsidiary, or to the business reputation of the Company or a Subsidiary; (C) the Participant’s dishonesty, fraud or malfeasance; (D) the Participant’s material failure to satisfactorily perform his duties, to follow the direction (consistent with his duties) of the Board or any other individual to whom the Participant reports, or to follow the policies, procedures, and rules of the Company or a Subsidiary; (E) the Participant’s conviction of, or entry of a plea of guilty or no contest to, a felony or a crime of moral turpitude; (F) abuse of or addiction to intoxicating drugs (including alcohol); (G) the suspension or removal of the Participant by federal or state banking regulatory authorities or the Participant’s violation of any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any federal or state banking regulatory authority; or (H) a filing by or against the Participant of any petition under the federal bankruptcy laws or any state insolvency laws. Further, the Participant shall be deemed to have been terminated for Cause if, after the Participant’s Termination of Service, facts and circumstances arising during the course of the Participant’s employment with the Company are discovered that would have constituted a termination for Cause. Further, all rights that a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Board or its designee or during any negotiations between the Board or its designee and the Participant regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of “Cause.”

(e)      “Change in Control” means: (i) the acquisition (other than from the Company) in one or more transactions by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of (A) the then-outstanding shares of the securities of the Company, or (B) the combined voting power of the Voting Securities; (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation or other business combination involving the Company, if, immediately after such transaction, persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held Voting Securities; provided, however, that, for purposes of any Award or subplan that constitutes a “nonqualified deferred compensation plan,” within the meaning of Code Section 409A, the Committee, in its discretion, may specify a different definition of Change in Control in order to comply with the provisions of Code Section 409A. Notwithstanding the foregoing, a Change in Control shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company; (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (z) the acquisition by any Person of beneficial ownership of more than 25% of the Voting Securities as a result of the acquisition of Voting Securities by the Company in a transaction that reduces the number of Voting Securities outstanding; provided, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Voting Securities that increases the percentage of outstanding Voting Securities beneficially owned by such Person, then a Change in Control shall be deemed to occur at that time.

(f)      “Clawback Policy” has the meaning ascribed to it in Section 7.16.

(g)      “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h)      “Committee” means the Committee acting under Article 5, and, in the event that a Committee is not or has not been appointed, the Board.

(i)      “Company” has the meaning ascribed to it in Section 1.1.

(j)      “Director” means a Participant who is a member of the Board or the board of directors of a Subsidiary.

(k)     “Disability” means a situation in which the Participant is eligible for long-term disability benefits under the long-term disability benefits plan of the Company or the Subsidiary applicable to the Participant or for disability benefits under the federal social security laws.

(l)       “Effective Date” has the meaning ascribed to it in Section 1.1.

(m)     “Employee” means any person, including an officer or Director, employed by the Company or a Subsidiary; provided, however, that, for purposes of determining eligibility to receive Incentive Stock Options, such term shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or a Subsidiary shall not be sufficient to constitute “employment” by the Company or a Subsidiary.

(n)      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)      “Fair Market Value” means, as of any date, the officially-quoted closing selling price of the Shares on such date on the principal national securities exchange on which Shares are listed or admitted to trading or, if there have been no sales with respect to Shares on such date, such price on the most immediately preceding date on which there have been such sales, or if the Shares are not so listed or admitted to trading, the Fair Market Value shall be the value established by the Committee in good faith and, to the extent required or as set forth in this Plan, in accordance with Code Sections 422 and 409A.

(p)      “Form S-8” means a Registration Statement on Form S-8 promulgated by the United States Securities and Exchange Commission or any successor thereto.

(q)      “Good Reason” means (i) if the Participant is subject to an employment agreement or other similar agreement with the Company or a Subsidiary that provides a definition of “good reason” (or the like), then, for purposes of the Plan, “Good Reason” shall have the definition set forth in such agreement; or (ii) in the absence of such an agreement or definition, “Good Reason” shall mean the occurrence of any one of the following events, unless the Participant agrees in writing that such event shall not constitute Good Reason:

(A)      a material, adverse change in the nature, scope or status of the Participant’s position, authorities or duties from those in effect immediately prior to the applicable Change in Control;

(B)      a material reduction in the Participant’s aggregate compensation or benefits in effect immediately prior to the applicable Change in Control; or

(C)      relocation of the Participant’s primary place of employment of more than fifty (50) miles from the Participant’s primary place of employment immediately prior to the applicable Change in Control, or a requirement that the Participant engage in travel that is materially greater than prior to the applicable Change in Control.

Notwithstanding any provision of this definition to the contrary, prior to the Participant’s Termination of Service for Good Reason, the Participant must give the Company written notice of the existence of any condition set forth in clauses (A) through (C) immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, then the condition shall not constitute Good Reason. Further notwithstanding any provision of this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within twelve (12) months of the initial existence of the applicable condition.

(r)      “Incentive Stock Option” means a stock option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b).

(s)      “Nonqualified Stock Option” means an stock option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(t)      “Participant” has the meaning ascribed to it in Section 1.2.

(u)      “Performance-Based Compensation” means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months, as more specifically defined in the regulations promulgated under Code Section 409A. Organizational or individual performance criteria are considered pre-established if they are established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established.

(v)      “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company or a Subsidiary or an underwriter of Stock in a registered public offering.

(w)      “Plan” has the meaning ascribed to it in Section 1.1.

(x)      “Policy” has the meaning ascribed to it in Section 7.16.

(y)      “Prior Plan” means the National Commerce Corporation 2011 Equity Incentive Plan.

(z)      “SAR” has the meaning ascribed to it in Section 2.1(b).

(aa)      “Securities Act” means the Securities Act of 1933, as amended.

(bb)      “Share” means a share of Stock.

(cc)      “Shareholders” means the shareholders of the Company.

(dd)      “Stock” means the common stock of the Company, $1.00 par value per share.

(ee)      “Subsidiary” means any corporation or other entity that would be a “subsidiary corporation” as defined in Code Section 424(f) with respect to the Company.

(ff)      “Ten Percent Shareholder” means a Person who owns (or is deemed to own pursuant to Code Section 424(d)) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiaries on the determination date.

(gg)      “Termination of Service” means the first day occurring on or after a grant date on which the Participant is no longer an Employee or Director of the Company or a Subsidiary, regardless of the reason for such cessation, subject to the following:

(i)      The Participant’s cessation as an Employee shall not be deemed to occur by reason of the Participant being on a leave of absence from the Company or a Subsidiary that is approved by the Company or by the Subsidiary that is receiving the Participant’s services.

(ii)      If, as a result of a sale or other transaction, the Subsidiary for whom the Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an Employee or Director of the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing services.

(iii)      Notwithstanding the foregoing, in the event that any Award constitutes deferred compensation, the term “Termination of Service” shall be interpreted by the Committee in a manner consistent with the definition of “separation from service” as defined under Code Section 409A.

(hh)      “Voting Securities” means the outstanding securities of the Company at the time of determination that are entitled to vote generally in the election of directors of the Company.

Section 8.2      Interpretation. In the Plan, unless otherwise stated, the following principles and rules of interpretation apply:

(a)      Actions permitted under the Plan may be taken at any time in the actor’s reasonable discretion.

(b)      References to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time.

(c)      In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to and including”.

(d)      References to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality.

(e)      Indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company.

(f)      The words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.

(g)      All references to articles and sections are to articles and sections in the Plan.

(h)      All words used shall be construed to be of such gender or number as the circumstances and context require.

(i)      The captions and headings of articles and sections appearing in the Plan have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions;

(j)      Any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, shall mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(k)      All accounting terms not specifically defined in the Plan shall be construed in accordance with GAAP.